EXHIBIT 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the McMoRan Exploration Co. 2008 Stock Incentive Plan for the registration of 5,500,000 shares of McMoRan Exploration Co. common stock and the related 5,500,000 preferred stock purchase rights of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of McMoRan Exploration Co. and the effectiveness of internal control over financial reporting of McMoRan Exploration Co. included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
August 12, 2008